
                                                                                                         --------------------------
                                                                                                              OMB APPROVAL
                                                UNITED STATES                                            --------------------------
                                     SECURITIES AND EXCHANGE COMMISSION                                  OMB NUMBER: 3235-0101
                                           Washington, D.C. 20549                                        Expires: October 31, 1992
                                               AMENDMENT NO. 1                                           Estimated Average burden
                                                  FORM 144                                               hours per response...2.00
                                           filed January 31, 1997                                        --------------------------
                                    NOTICE OF PROPOSED SALE OF SECURITIES
                            PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933                        --------------------------
                                                                                                                SEC USE ONLY
                                                                                                         --------------------------
ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order              DOCUMENT SEQUENCE NO.
           with a broker to execute sale or executing a sale directly with a market maker.
                                                                                                         --------------------------
                                                                                                                CUSIP NUMBER

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1 (a) NAME OF ISSUER (Please type or print)                   (b) IRS IDENT. NO.    (c) S.E.C FILE NO.          WORK LOCATION
      Centura Software (formerly Gupta Corporation)                 942874178             3235-0104
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1 (d) ADDRESS OF ISSUER                  STREET                    CITY                STATE        ZIP CODE  (e)   TELEPHONE NO.
      1060 Marsh Road, Menlo Park, CA 94025                                                                     AREA CODE   NUMBER
                                                                                                                  415      321-9500
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2 (a) NAME OF PERSON FOR WHOSE ACCOUNT   (b)   SOCIAL        (c) RELATIONSHIP TO   (d) ADDRESS     STREET    CITY   STATE    ZIP
      THE SECURITIES  ARE TO BE SOLD         SECURITY NO.            ISSUER                                                  CODE
      Umang P. Gupta                      OR I.R.S. IDENT. NO.   10% stockholder       523 Harvard Road, San Mateo, CA 94402-2218
                                             ###-##-####
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     INSTRUCTION:  The person filing this notice should contact the issuer to obtain the I.R.S., Identification Number and the
                   S.E.C. File Number.

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3 (a)           (b)                              SEC USE ONLY   (c)               (d)        (e)          (f)         (g)
   Title of the    Name and Address of Each      ------------    Number of Shares   Aggregate   Number of  Approximate  Name of Each
     Class of       Broker Through Whom The      Broker-Dealer    or Other Units     Market     Shares or  Date of Sale  Securities
    Securities    Securities are to be Offered    File Number       To Be Sold        Value    Other Units                Exchange
    To Be Sold    or Each Market Maker who is                                                 Outstanding
                   Acquiring the Securities                                                                (See instr.
                                                                    (See instr.    (See instr.  (See instr.   3(f))     (See instr.
                                                                      3(c))          3(d))         3(e))   (MO. DAY YR.)    3(g))
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   Common          Paine Webber
                   555 California Street, Ste. 3200                  250,000        $1,062,500     approx.      ASAP        Nasdaq
                   San Francisco, CA 94104                                                         15,200,000
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INSTRUCTIONS:
1 (a) Name of issuer                                            3 (a) Title of the class of securities to be sold
  (b) Issuer's I.R.S. Identification Number                       (b) Name and address of each broker through whom the securities
  (c) Issuer's S.E.C. file number, if any                             are intended to be sold
  (d) Issuer's address, including zip code                        (c) Number of shares or other units to be sold (if debt
  (e) Issuer's telephone number, including area code                  securities, give the aggregate face amount)
                                                                  (d) Aggregate market value of the securities to be sold as of a
2 (a) Name of person for whose account the securities are             specified date within 10 days prior to the filing of this
      to be sold                                                      notice
  (b) Such person's Social Security or I.R.S. identification      (e) Number of shares or other units of the class outstanding, or
      number                                                          if debt securities the face amount thereof outstanding, as
  (c) Such person's relationship to the issuer (e.g., officer,        shown by the most recent report on statement published by
      director, 10% stockholder, or member of immediate               the issuer
      family of any of the foregoing)                             (f) Approximate date on which the securities are to be sold
  (d) Such person's address, including zip code                   (g) Name of each securities exchange, if any, on which the securities are intended to be sold

SEC 1147 (1-90)

                       TABLE 1 -- SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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                                                               Name of Person
                                                             from Whom Acquired
Title of    Date You                                         (If gift, also gift        Amount of       Date of
the Class   Acquired   Nature of Acquisition Transaction     date donor acquired)  Securities Acquired  Payment   Nature of Payment
-----------------------------------------------------------------------------------------------------------------------------------
Common       10/84            Founders Stock                       Company              2,400,000
-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: 1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

              2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other options to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

--------------------------------------------------------------------------------
             TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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                                                                                             Amount of
Name and Address of Seller               Title of Securities Sold       Date of Sale       Securities Sold        Gross Proceeds
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
Umang P. Gupta                           1. Common                        10/29/96             7,500                $20,545.50
523 Harvard Road                         2. Common                        10/30/96             5,000                $19,695.50
San Mateo, CA 94402-2218
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
REMARKS: (See Attached)

INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (c) of Rule 144 to be aggregated with sales for the account of the person filing this notice.


             ----------------------------------------------------
                                DATE OF NOTICE


ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.


             ----------------------------------------------------
             UMANG P. GUPTA       (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

--------------------------------------------------------------------------------
ATTENTION: Intentional misstatements or omission of facts constitutes Federal Criminal Violations (See 18 U.S.C. 1001)
--------------------------------------------------------------------------------

                    REMARKS TO AMENDMENT NO. 1 TO FORM 144
                                 FILED 1/31/97

     This Amendment No. 1 to Form 144 filed 1/31/97 increases the number of shares of Common Stock proposed to be sold from 156,500 to 250,000. Upon completion of the sale of these securities Mr. Gupta will no longer consider himself an Affiliate of the Issuer since he will no longer own more than 10% of the outstanding shares of the Issuer. Mr. Gupta's intention to sell the securities listed above may be affected by a number of factors, including market conditions. As stated in the Issuer's S-4 Registration Statement filed with the Commission on January 27, 1997, the sale of shares of the Issuer by affiliates such as Mr. Gupta, may affect the accounting treatment of the Issuer's pending transaction with InfoSpinner. This, in turn, may affect the timing of the transaction, or its ultimate consummation.

                       TABLE I -- SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

-----------------------------------------------------------------------------------------------------------------------------------
                                                               Name of Person
                                                             from Whom Acquired
Title of    Date You                                         (If gift, also give        Amount of       Date of
the Class   Acquired   Nature of Acquisition Transaction     date donor acquired)  Securities Acquired  Payment   Nature of Payment
-----------------------------------------------------------------------------------------------------------------------------------
Common       10/84            Founders Stock                       Company              2,100,000
-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: 1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments, describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

              2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other options to dispose of the securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

--------------------------------------------------------------------------------
           TABLE II -- SECURITIES SOLD DURING THE PAST THREE MONTHS

Furnish the following information as to all securities of the issuer sold during the past three months by the person for whose account the securities are to be sold.

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                                                                                             Amount of
Name and Address of Seller               Title of Securities Sold       Date of Sale       Securities Sold        Gross Proceeds
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
Umang Gupta                                      Common                   10/29/96              7500                 20545.50
523 Harvard Rd                                   Common                   10/30/96              5000                 17695.50
San Mateo, CA 94402-2218
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
REMARKS:

INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold, but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (c) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

                                   1/31/97
             ----------------------------------------------------
                                DATE OF NOTICE


ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

             /s/ Umang Gupta
             ----------------------------------------------------
                                  (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

--------------------------------------------------------------------------------
ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001)
--------------------------------------------------------------------------------

                                                     --------------------------
                                                             SEC USE ONLY
                                                     --------------------------
                                                      DOCUMENT SEQUENCE NO.

                                                     --------------------------
                                                      CUSIP NUMBER

                                                     --------------------------
                                                      WORK LOCATION


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                     NOTICE OF PROPOSED SALE OF SECURITIES
             PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933


ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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
1 (a) NAME OF ISSUER                                          (b) IRS IDENT. NO.    (c) S.E.C FILE NO.
      Gupta Corporation N/C TO Centura Software                     94-2874178             3235-0104
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1 (d) ADDRESS OF ISSUER                  STREET                    CITY                STATE        ZIP CODE  (e)  TELEPHONE NO.
      1060 Marsh Road,                                         Menlo Park,              CA            94025     AREA CODE   NUMBER
                                                                                                                  415      321-9500
------------------------------------------------------------------------------------------------------------------------------------
2 (a) NAME OF PERSON FOR WHOSE ACCOUNT   (b)   SOCIAL        (c) RELATIONSHIP TO   (d) ADDRESS     STREET    CITY   STATE    ZIP
      THE SECURITIES  ARE TO BE SOLD         SECURITY NO.            ISSUER                                                  CODE
      Umang P. Gupta                      OR I.R.S. IDENT. NO.   10% shareholder       523 Harvard Road, San Mateo,  CA   94402-2218
                                             ###-##-####
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
     INSTRUCTION:  The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

------------------------------------------------------------------------------------------------------------------------------------
3 (a)           (b)                              SEC USE ONLY   (c)               (d)        (e)          (f)         (g)
   Title of the    Name and Address of Each      ------------    Number of Shares   Aggregate  Number of   Approximate  Name of Each
     Class of       Broker Through Whom The      Broker-Dealer    or Other Units     Market    Shares or   Date of Sale  Securities
    Securities    Securities are to be Offered    File Number       To Be Sold        Value   Other Units  (MO. DAY YR.)  Exchange
    To Be Sold    or Each Market Maker who is                                                 Outstanding
                   Acquiring the Securities
                                                                    (See instr.    (See instr.  (See instr. (See instr. (See instr.
                                                                      3(c))          3(d))         3(e))       3(f))       3(g))
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
   Common          Pain Webber
                   555 California Street, Ste. 3200                   156,500       $704,250        12.632 M   1/28/97      Nasdaq
                   San Francisco, CA 94104
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

INSTRUCTIONS:
1 (a) Name of issuer                                            3 (a) Title of the class of securities to be sold
  (b) Issuer's I.R.S. Identification Number                       (b) Name and address of each broker through whom the securities
  (c) Issuer's S.E.C. file number, if any                             are intended to be sold
  (d) Issuer's address, including zip code                        (c) Number of shares or other units to be sold (if debt
  (e) Issuer's telephone number, including area code                  securities, give the aggregate face amount)
                                                                  (d) Aggregate market value of the securities to be sold as of a
2 (a) Name of person for whose account the securities are             specified date within 10 days prior to the filing of this
      to be sold                                                      notice
  (b) Such person's Social Security or I.R.S. Identification      (e) Number of shares or other units of the class outstanding, or
      Number                                                          if debt securities the face amount thereof outstanding, as
  (c) Such person's relationship to the issuer (e.g., officer,        shown by the most recent report or statement published by
      director, 10% stockholder, or member of the immediate           the issuer
      family of any of the foregoing)                             (f) Approximate date on which the securities are to be sold
  (d) Such person's address, including zip code                   (g) Name of each securities exchange, if any, on which the securities are intended to be sold